Exhibit 99.1

Anne Spitza	Ken Rizvi
Marketing Communications	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Completes $105 Million Acquisition

of LSI Logic Corporation’s Gresham, Ore., 8-Inch Wafer Fab

Gresham expands ON Semiconductor’s manufacturing capabilities – enabling more rapid in-house development of high-performance submicron analog and digital power products

PHOENIX, Ariz. – May 15, 2006 – ON Semiconductor (Nasdaq: ONNN) today announced that its primary operating subsidiary, Semiconductor Components Industries, LLC, has completed the purchase of LSI Logic Corporation’s (NYSE: LSI) Gresham, Ore., wafer fabrication facility and certain other semiconductor manufacturing equipment for a total price of approximately $105 million, under terms of a definitive agreement executed on April 5, 2006. The Company paid LSI Logic approximately $90 million in proceeds to date, with the balance due within 90 days of closing according to the agreement.

ON Semiconductor has hired substantially all of the LSI manufacturing employees currently working at the Gresham facility. The purchase of the Gresham wafer facility significantly enhances ON Semiconductor’s internal manufacturing capabilities. With the completion of the this transaction, the Company has gained the skilled process development engineers, operational expertise and process development know-how to help enable it to develop a larger mix of high volume, low cost, high-performance submicron analog and digital power products down to the 0.18 micron (µ) level, with toolset capabilities down to the 0.13µ level in the future.

As mentioned during its first quarter earnings call, the Company expects to provide details of the financial impact of the transaction on its results for the second quarter of 2006 in its second quarter earnings release scheduled for the end of July.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor Completes $105 Million Acquisition of LSI Logic Corporation’s Gresham, Ore., 8-Inch Wafer Fab

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the impact of the purchase of LSI Logic Corporation’s Gresham, Oregon wafer fabrication facility and the related Wafer Supply and Test Agreement, Intellectual Property License Agreement, Transition Services Agreement and Facility Services Agreement, ON Semiconductor’s 2006 and 2007 EPS, ON Semiconductor’s ability to expand its high performance analog and power products and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions including risks associated with the purchase of LSI Logic Corporation’s Gresham wafer fabrication facility and our ability to retain the highly-skilled personnel currently employed at Gresham, a long-term supply agreement with LSI Logic which may result in operating losses at Gresham, difficulties in integrating the Gresham facility into our business, difficulties utilizing the additional capacity at Gresham in a cost-effective manner and transition costs associated with the acquisition of Gresham, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.